LOAN AGREEMENT

Dated As of July 23, 2004

By And Between

UNIVEC, INC.

Borrower

And

THE SHAAR FUND, LTD.

Lender

$500,000 Line of Credit

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1	Definitions	-1-
Section 1.2	Accounting Terms and Determinations	-6-
Section 1.3	Other Rules of Construction	-6-
1.3.1	Headings, Captions: Etc.	-6-
1.3.2	Certain References; Etc.	-6-
1.3.3	Authorizations in Favor of Lender	-6-
1.3.4	Time	-6-

ARTICLE 2 - CREDIT LINE
Section 2.1	Credit Line: Termination of Prior Commitments Term Loan	-6-
2.1.1	Agreement to Make Revolving Credit Loans	-6-
2.1.2	Purpose of Revolving Credit Loans	-7-
2.1.3	Interest Rate on Revolving Credit Loans;
	Calculation of Interest; Payment of Interest	-7-
2.1.4	Full Payment of Revolving Credit Loans on Termination Date	-7-
2.1.5	Mandatory and Optional Prepayment of Revolving Credit Loans	-7-
Section 2.2	Credit for Payments	-8-
Section 2.3	Notes; Recordkeeping	-8-
2.3.1	Note	-8-
2.3.2	Record-Keeping	-8-
Section 2.4	Reinstatement of Avoided Payments	-8-
Section 2.5	Lender’s Stock Conversion Rights	-8-
Section 2.6	Borrowers Challenge of Lender Rights	-9-
Section 2.7	Reclassification, Consolidation. Merger or
	Mandatory Share Exchange	-9-
Section 2.8	Conversion Price Adjustments	-10-
2.8.1	Common Stock Issued at Less than the Conversion Price	-10-
2.8.2	Excluded Stock	-12-
2.8.3	Rounding of Calculations; Minimum Adjustment	-12-
2.8.4	Timing of Issuance of Additional Common Stock Upon Certain
	Adjustments	-12-
2.8.5	Statement Regarding Adjustments	-12-
2.8.6	Notice to Lender	-12-
2.8.7	Costs	-13-
Section 2.9	Registration Rights	-13-
2.9.1	Right to Piggyback	-13-
2.9.2	Selection of Underwriter; Participation in Underwritten
	Registrations	-13-
2.9.3	Withdrawal of Registration	-14-
2.9.4	Registration’ and Qualification Procedures	-14-
2.9.5	Holdback Agreements	-16-
2.9.6	Registration Expenses	-16-
2.9.7	Indemnification	-16-
2.10	Borrower’s Right to Convert to Convertible Term Note	-18-

ARTICLE 3 - CONDITIONS PRECEDENT
Section 3.1	General Conditions Precedent to Loans	-18-
3.1.1	Execution and Delivery of Loan Documents	-18-
Section 3.2	Conditions Precedent to Each Revolving Credit Loan	-19-
Section 3.3	Lender May Waive Conditions	-19-

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
Section 4.1	Organization; Qualification; Subsidiaries;
	Validity and Enforceability of Loan Documents	-20-
4.1.1	Organization, Etc.	-20-
4.1.2	Subsidiaries	-20-
4.1.3	Validity and Enforceability of Loan Documents	-20-
Section 4.2	Full Disclosure	-20-
Section 4.3	Financial Condition	-21-
Section 4.4	No Litigation. Etc.	-21-
Section 4.5	No Default Under Existing Indebtedness; Burdensome Provisions	-21-
Section 4.6	Environmental Matters	-22-
Section 4.7	Permits	-22-
Section 4.8	Taxes	-22-
Section 4.9	ERISA	-22-
Section 4.10	Use of Proceeds	-22-

ARTICLE 5 - AFFIRMATIVE COVENANTS
Section 5.1	Payment of Obligations	-22-
Section 5.2	Inspections	-23-
Section 5.3	Reporting Requirements	-23-
Section 5.4	Notice of Certain Matters	-24-
Section 5.5	Permits And Approvals; Provider Agreements	-24-
Section 5.6	Insurance	-24-
5.6.1	Property Insurance	-24-
5.6.2	Business Interruption Insurance	-25-
5.6.3	Commercial Liability and Workers’ Compensation Insurance	-25-
5.6.4	Evidence of Insurance; Qualification Of Insurers	-25-
Section 5.7	Pension Plans	-25-
Section 5.8	Payment Of Taxes	-25-
Section 5.9	Environmental Matters	-25-
Section 5.10	Existence. Etc.	-26-
Section 5.11	Compliance With Laws	-26-
Section 5.12	Change Of Location	-26-
Section 5.13	Drug and Alcohol Free Workplace	-26-
Section 5.14	Non-Discrimination Policy	-26-
Section 5.15	Payments to Maintain Guaranty	-26-
Section 5.16	Advancements	-26-
Section 5.17	Further Assurances and Power of Attorney	-27-

ARTICLE 6 - NEGATIVE COVENANTS
Section 6.1	Restriction Against Merger, Etc.	-27-
6.1.1	Restriction Against Merger; Disposition of Substantially All Assets	-27-

6.1.2	Restriction Against Other Businesses	-27-
6.1.3	Restriction Against Discontinuance Of Business Operations	-27-
6.1.4	Restriction Against Changes in Management	-27-
Section 6.2	Restriction Against Encumbrance Of Assets	-28-
Section 6.3	Restriction Against Change of Location	-28-
Section 6.4	Restriction Against Additional Indebtedness	-28-
Section 6.5	Restriction Against Loans and Investments	-28-
Section 6.6	Transactions With Affiliates	-28-
Section 6.7	Restriction Against Acquisition Of Third Person	-29-
Section 6.8	No Assignment	-29-
Section 6.9	Accuracy of Certificates and Documents	-29-

ARTICLE 7 - DEFAULT; REMEDIES
Section 7.1	Events of Default	-29-
Section 7.2	Certain Rights And Remedies	-31-
Section 7.3	Automatic Acceleration	-32-
Section 7.4	Remedies Cumulative	-32-
Section 7.5	Proof Of Sums Due On Loans	-32-
Section 7.6	Obligations Of Borrowers Unconditional	-32-

ARTICLE 8 - GENERAL CONDITIONS AND TERMS
Section 8.1	Notices	-32-
Section 8.2	Amendments and Waivers	-34-
Section 8.3	Expenses	-34-
Section 8.4	Incorporation; Construction Of Inconsistent Provisions	-35-
Section 8.5	Continuing Obligation Of Borrower	-35-
Section 8.6	Successors and Assigns	-35-
Section 8.7	Final Agreement	-34-
Section 8.8	Severability	-34-
Section 8.9	Choice of Law	-35-
Section 8.10	Consent To Jurisdiction; Agreement As to Venue	-35-
Section 8.11	Effective Date	-36-
Section 8.12	Counterparts	-36-
Section 8.13	Waiver Of Trial By Jury	-36-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of July 23, 2004, by and between UNIVEC, INC., a Delaware corporation (the “Borrower”) and THE SHAAR FUND, LTD. (the “Lender”).

RECITALS

The Borrower has requested the Lender to provide the Borrower with an unsecured revolving line of credit in the maximum principal amount of $500,000.

The Lender is willing to provide the requested line of credit upon the terms and conditions of this Agreement and the other loan documents made or to be made pursuant hereto.

The Lender and the Borrower have entered into this Agreement to set forth the terms and conditions upon which the Lender will make the requested line of credit (and make loans and advances thereunder from time to time) and the terms upon which the Borrower shall pay and perform its obligations and duties in connection therewith.

NOW THEREFORE, in consideration of the foregoing premises (which are made a part of this Agreement), the covenants and agreements of the parties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the terms defined in the Recitals above, in this Section, or elsewhere in this Agreement, shall have the respective meanings indicated, unless the context clearly requires a different meaning. Defined terms shall be capitalized throughout this Agreement.

“Affiliate” means, with respect to the Borrower: (a) any other Person that directly or indirectly controls or is controlled by, or is under common control by the same Person as Borrower, or (b) any other Person that directly or indirectly controls or is controlled by, or is under common control by the same Person as any Person referred to in clause (a) or clause (b) of this sentence.

“Base Rate” shall mean interest calculated at the Prime Rate plus 2% adjusted daily on the unpaid principal balance outstanding hereunder.

“Bedco Loan” means the $250,000 Loan from the City of Baltimore Development Corporation to be closed simultaneously with the Credit Facility.

“Borrower Representative” shall mean the individual or individuals designated in writing by Borrower to Lender as agents of the Borrower to act on its behalf hereunder.

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks in the State of Maryland are authorized or required to remain closed to the general public.

“Certified Priority Funding Area” are those areas defined in Section 5-7B-01 of the State Finance and Procurement Article of the Annotated Code of Maryland.

“Closing Date” means July 23, 2004, or such later date as the parties may agree upon as the closing date, provided that all conditions set forth in Section 3.1 shall have been and shall remain satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and all Treasury regulations, revenue rulings, revenue procedures or announcements issued thereunder.

“Common Stock” means the $0,001 par value shares of the Borrower.

“Convertible Revolving Credit Line Note” has the meaning given in Subsection 2.3.1.

“Conversion Price” means US $0,065 (which amount is subject to adjustment as provided in Section 2.8)

“Credit Facility” means the Credit Line.

“Credit Line” means the line of credit established under Subsection 2.1.1 of this Agreement, in the initial maximum principal amount of $500,000.

“Default Rate” means the rate of 16% per annum on the unpaid principal from time to time.

“DBED Loan” means the $250,000 Loan from the State of Maryland Department of Business and Economic Development to be closed simultaneously with the Credit Facility.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Environmental Requirement” means any applicable Law regarding hazardous substances, including the use, making, handling, collection, storage, treatment, release, or disposal thereof, or otherwise regarding the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means, with respect to Borrower: (a) any corporation included with the Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 414(c) of the Code; (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code; or (d) any other Person treated as an affiliate of the Borrower by the Internal Revenue Service under Section 414(o) of the Code.

“Event of Default” means any of the events or circumstances described as an “Event of Default” in Section 7.1 of this Agreement.

“Fiscal Year” means the 12-month accounting period of the Borrower beginning on each January 1 and ending on the following December 31.

“GAAP” means generally accepted accounting principles, as promulgated or adopted by the Financial Accounting Standards Board (or any successor), including any official interpretations thereof.

“Governmental Authority” means and includes the United States of America or any state or local government, any other political subdivision, or any court, agency or instrumentality of any of the foregoing.

“Guaranty” means the Guaranty Fund Guaranty Agreement of the Maryland Small Business Development Financing Authority, a copy of which is attached hereto as Exhibit “A.”

“Indebtedness” means, all amounts due by Borrower per the terms of this Agreement.

“Law” means any ordinance, statute, rule, regulation, order, injunction, writ, proclamation or decree of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

“Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction (other than precautionary filings under Section 9-408 of the Uniform Commercial Code).

“Loan Documents” means all documents, instruments, certifications and agreements executed and delivered in connection with the Credit Line, including, but not limited to, this Agreement and the Note, together with all replacements, modifications, substitutions and amendments thereof.

An event, occurrence or circumstance results in or would result in a “Material and Adverse Effect” if such event, occurrence or circumstance, by itself or together with one or more other events, occurrences or circumstances, results in or would result in (a) any material and adverse change in the business, prospects, condition (financial or otherwise), affairs or operations of Borrower, or any other material impairment of Borrower’s right or ability to conduct its businesses as the same are currently operated and conducted, (b) any material and adverse change in the Borrower’s ability to pay the Obligations when and as due and to perform and otherwise comply with the Borrower’s other agreements under the Loan Documents.

“Note” means the Convertible Revolving Credit Line Note.

“Obligations” means, collectively: (a) the aggregate of all principal amounts outstanding from time to time under the Revolving Credit Loans, (b) the aggregate of all interest which, from time to time, is accrued and unpaid on the Revolving Credit Loans, (c) all other amounts which from time to time are outstanding under this Agreement or under any of the other Loan Documents, including all fees, costs, expenses, indemnifications, reimbursements and other obligations owed by the Borrower to the Lender pursuant to the Loan Documents, (d) any indebtedness or liability which may exist or arise as a result of any payment made by or for the benefit of Borrower on account of any sums described in the foregoing clauses of this paragraph being avoided or set aside under any provision of the United States Bankruptcy Code, as amended, or under any other Law governing insolvency or creditors’ rights.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any operating license, any certificate of need, or any other license, permit, approval or certificate (or any waiver of any of the foregoing), the issuance of which by an applicable Governmental Authority is now or hereafter required, pursuant to any applicable Law, as a condition of the lawful operations or businesses of Borrower, as the same are conducted as of the date hereof.

“Permitted Encumbrance” means each of the following:

(a) Liens for taxes, assessments, governmental charges or levies which are not yet due and payable;

(b) Liens on specifically allocated money or securities to secure payment of workers’ compensation insurance, unemployment insurance, or obligations arising under applicable laws in the ordinary course of business, or for similar purposes;

(c) easements, licenses, restrictions, rights of any Governmental Authority to regulate use of property, and other minor encumbrances on any property, provided that the same shall not: (i) secure any obligation of payment or performance, (ii) materially impair any right to use the encumbered property for its intended purposes, or (iii) materially and adversely affect the value of the encumbered property;

(d) any judgment lien, so long as such judgment is being contested in good faith in appropriate proceedings and is fully bonded or covered by insurance acceptable to the Lender, provided that the maximum aggregate amount of all such judgment liens which may constitute Permitted Liens under this part (g) shall be Fifty Thousand Dollars ($50,000.00);

(e) any Lien of any mechanic, materialman, laborer, supplier or vendor for work or services performed or materials furnished if the amount secured thereby is not due and payable; and

(f) Liens on equipment securing Indebtedness for the purchase price thereof or under capitalized leases thereof, provided that such Indebtedness does not exceed the limitations applicable thereto pursuant to this Agreement, and further provided that no such Lien shall secure any property other than the equipment so financed; and

(g) other Liens which are specifically approved by the Lender in writing.

“Person” means any natural person, corporation, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, government or political subdivision or agency thereof, or any other entity.

“Plan” means any employee benefit plan or other plan established, maintained or to which contributions have been made by a Borrower or any ERISA Affiliate and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Code.

“Potential Default” means any event or circumstance which, with the giving of notice, the passage of time, a determination by the Lender, or any combination of the foregoing, would constitute an Event of Default.

“Prime Rate” means the “Prime Rate” of interest as published in the “Money Rates” section of The Wall Street Journal on the applicable date (or the highest “Prime Rate” if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Lender may use a similar published prime rate.

“Prohibited Transaction” means any transaction described in Section 406 of ERISA or Section 4975 of the Code.

“Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary, computer or machine language.

“Regulated Substance” means any substance which, pursuant to any Environmental Requirement, is identified as a hazardous substance (or other term having similar import) or is otherwise subject to special requirements in connection with the use, storage, transportation, disposition or other handling thereof.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Revolving Credit Loan” means each loan or advance made under the Credit Line.

“Termination Date” means July 22, 2009.

Section 1.2 Accounting Terms and Determinations Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, in accordance with GAAP as in effect on the date of this Agreement (or any applicable renewal hereof). In each instance where this Agreement refers to “consolidated” financial statements or any calculation or determination being made on a “consolidated” basis, such reference shall be deemed to include “combined” financial statements or such calculation or determination as made on a “combined” basis, if the relationship among the Persons with respect to whom such financial statements are provided or such calculation or determination is made are not such that GAAP would ordinarily require consolidation of their financial statements.

Section 1.3 Other Rules of Construction

1.3.1 Headings, Captions: Etc. The singular shall include the plural and the plural may refer to only the singular; the use of any gender shall be applicable to all genders; the headings, captions and any table of contents or index contained herein are for purposes of convenience only and are not a part of this Agreement.

1.3.2 Certain References; Etc. Except where the context clearly requires otherwise, when used in this Agreement: (a) the words “herein”, “hereof”, and “hereunder” and words of similar import shall refer to this Agreement as a whole and not only to any particular provision of this Agreement; (b) the words “Article,” “Section”, “subsection”, Schedule” and “Exhibit” shall refer to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement; (c) the words “include,” “includes” and “including,” as used herein, shall be deemed to be followed by the words “without limitation”; and (d) an “agreement” (or another word of similar import) of a Person shall include any applicable promise, representation, warranty or other undertaking of such Person.

1.3.3 Authorizations in Favor of Lender. Each authorization in favor of the Lender, or any Person acting for the benefit of the Lender, granted by or pursuant to this Agreement or any of the other Loan Documents shall be deemed to be irrevocable and coupled with an interest until the later of full and final payment and satisfaction of all of the Obligations, and the termination of any agreement by the Lender to provide the Loans or any other accommodation hereunder.

1.3.4 Time. All references to any time of any day contained herein shall be deemed to be references to such time in Baltimore, Maryland, unless otherwise specified.

ARTICLE 2 - THE CREDIT LINE

Section 2.1 Credit Line; Termination of Prior Commitments.

2.1.1 Agreement to Make Revolving Credit Loans. The Lender agrees, in accordance with the terms and conditions of this Agreement (including the conditions set forth in this subsection and the conditions precedent set forth in Section 3.2 hereof), upon request of the Borrower from time to time (but not more frequently than once per Business Day) pursuant to a

Request for Revolving Credit Loan in substantially the form attached hereto as Exhibit A, to make Revolving Credit Loans to the Borrower under the Credit Line from time to time from the Closing Date until (but not including) the Termination Date in an aggregate principal amount of up to $500.000.00 outstanding at any one time. Disbursements of Revolving Credit Loans shall be made by wire transfer to an account designated in writing by Borrower to Lender, or otherwise in a manner agreed upon by the Lender and the Borrower.

2.1.2 Purpose of Revolving Credit Loans. The Revolving Credit Loans may only be used for working capital purposes.

2.1.3 Interest Rate on Revolving Credit Loans; Calculation of Interest; Payment of Interest. (a) For each day on which any amount of principal is outstanding under the Revolving Credit Loans, interest shall accrue on all principal amounts of the Revolving Credit Loans at the Base Rate provided, however, that for each day during any period in which any Event of Default has occurred and is continuing, the rate of interest applicable to each amount of principal outstanding under the Revolving Credit Loans shall be increased to the Default Rate.

(b) Interest on the Revolving Credit Loans shall be calculated on the basis of a 360-day year applied to the actual number of days in each period for which interest is calculated.

(c) The Borrower shall make payments of all accrued and unpaid interest on the Revolving Credit Loans (i) on the last day of each month during which any principal amounts are outstanding under the Revolving Credit Loans, (ii) on each date on which a mandatory prepayment is due pursuant to subsection 2.1.5(a) hereof, (iii) on the Termination Date or any earlier date on which the principal of the Revolving Credit Loans becomes due and payable pursuant to the Loan Documents, and (iv) upon demand following any maturity of the principal amounts outstanding under the Revolving Credit Loans.

2.1.4 Full Payment of Revolving Credit Loans on Termination Date. On the Termination Date, all rights of the Borrower to obtain Revolving Credit Loans shall terminate and the Borrower shall pay in full all sums which remain outstanding on account of the Revolving Credit Loans, including the principal of and all interest on the Revolving Credit Loans.

2.1.5 Mandatory and Optional Prepayment of Revolving Credit Loans.

(a) On any date on which the aggregate outstanding principal balance of the Revolving Credit Loans exceeds $500,000, the Borrower shall make a mandatory prepayment of the Revolving Credit Loans in the amount of such excess.

(b) The Borrower, at its option, may prepay the Revolving Credit Loans or any portion thereof at any time or from time to time without penalty or premium; provided, however that if Borrower terminates the Credit Facility within 12 months of its commencement, the Borrower shall pay to Lender a penalty equal to the average of the interest charged for the 90 day period (or such shorter period if the termination occurs prior to 90 days) prior to the termination of the Credit Facility for each month or portion thereof that Credit Facility has been terminated prior to the expiration of the first 12 months of the Credit Facility.

Section 2.2 Credit for Payments. The Lender shall have no obligation to give any credit against the Obligations except upon its receipt of available funds in the amount of the credit to be given. If the Lender, in its sole discretion in each instance, elects to give provisional credit against any item before collection of the funds represented thereby, and such funds are not received by the Lender within any period of time within which the Lender customarily requires such funds to be collected, the provisional credit theretofore given shall be reversed as of the time it was given. Each payment received by the Lender after 2:00 p.m. on any Business Day and each payment received by the Lender on any day which is not a Business Day shall be deemed to be received on the next following Business Day.

Section 2.3 Notes; Recordkeeping.

2.3.1 Note. On or before the Closing Date, the Borrower shall execute and deliver to the Lender the Convertible Revolving Credit Line Note in the stated principal amount of $500,000.00 and in substantially the form attached hereto as Exhibit B (as amended or replaced from time to time, the Convertible Revolving Credit Line Note, which shall evidence the Borrower’s obligation to pay to the Lender all sums outstanding from time to time under the Revolving Credit Loans, including the principal thereof and all interest thereon.

2.3.2 Record-Keeping. The Lender shall record in its records an appropriate notation evidencing the date and amount of each Revolving Credit Loan, each payment or prepayment of principal received by the Lender on account of the Revolving Credit Loans and each payment of interest received by the Lender on the Revolving Credit Loans and such records shall be presumed correct, absent manifest error; provided, however, that the failure of the Lender to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans in accordance with the terms of this Agreement and the Note.

Section 2.4 Reinstatement of Avoided Payments. If any amount received by the Lender on account of the Obligations is required to be returned or paid to any Borrower or any other Person pursuant to any insolvency or bankruptcy Law or for any other reason (each such amount, together with any interest required to be paid by the Lender thereon, is referred to as an “Avoided Payment”), then as of the date the Lender makes such return or other payment: the amount of the Avoided Payment shall be reinstated as principal of a Revolving Credit Loan bearing interest at the Default Rate, and all such amounts shall be immediately due and payable (without presentment, demand, notice of default or protest, all of which are hereby waived by the Borrower). The provisions of this Section shall survive the termination of this Agreement.

Section 2.5 Lender’s Stock Conversion Rights. Lender shall, at any time and from time to time prior to the termination of the Credit Facility, have the right to convert any unpaid loan principal or any portion thereof and any accrued and unpaid interest thereon into Common Stock at the Conversion Price (subject to adjustment as set forth herein); provided, however, at no time shall Lender have the right to convert any unpaid loan principal or any portion thereof or accrued and unpaid interest thereon into shares of common stock of the Borrower if upon such conversion, Lender would be deemed to be the beneficial owner (as defined in Rule 13(d)-3 of the Securities Exchange Act of ’34) of 5% or more of the then outstanding common stock of the Borrower. At the Lender’s option, the amount of accrued and unpaid interest shall not be subject to conversion but instead may be paid in cash as of the next interest payment date; if the Lender elects to convert the amount of accrued and unpaid interest into common stock of the Borrower, the common stock issued to the Lender shall be valued at the then applicable conversion price. At all times, Borrower shall maintain authorized and unissued shares of its common stock equal to at least 150% of the number of shares of common stock issuable upon conversion of the outstanding loan principal and accrued and unpaid interest thereon. The Lender’s Conversion Rights are more fully set forth in the Note.

Section 2.6 Borrower’s Challenge of Lender Rights. If at any time after the date of this Agreement, (i) the Borrower challenges, disputes or denies the right of the Lender to effect the conversion of the unpaid principal or any portion thereof or any accrued and unpaid interest thereon into common stock of the Borrower or otherwise dishonors or rejects any notice of conversion delivered by the Lender or (ii) any third party who is not and has never been an Affiliate of the Lender commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Lender hereof to effect such conversion, then the Lender shall have the right, by written notice to the Borrower, to require the Borrower to promptly redeem the outstanding amount of the Convertible Revolving Credit Line Note for cash at a redemption price equal to 125% of the then outstanding principal amount together with all accrued and unpaid interest thereon (the “Mandatory Purchase Amount”). Under any of the circumstances set forth above, the Borrower shall be responsible for the payment of all costs and expenses of the Lender, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Lender).

SECTION 2.7 Reclassification. Consolidation, Merger or Mandatory Share Exchange.

(a) In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Borrower (each, an “Adjustment”), the Conversion Rate in effect at the time of the effective date for such Adjustment shall be proportionally adjusted so that the Lender after such date shall be entitled to receive the aggregate number and kind of shares which, if the Note had been converted by Lender immediately prior to such date, the Lender would have owned upon such conversion and been entitled to receive upon such Adjustment (and for such purposes the Lender shall, to the extent relevant, be deemed to have converted the Note immediately prior to the record date or the effective date, as the case may, for the Adjustment). For example, if the Borrower declares a 2:1 stock dividend or stock split and the Conversion Price immediately prior to the record date for such Adjustment was $1.00 per share, the adjusted Conversion Price immediately after the Adjustment would be $.50 per share. Such adjustment may be made successively if there is more than one Adjustment. In all other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights. The provisions of this Section 2.7 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

(b) If, for any reason, prior to the conversion of the Note in full, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the “Spin Off”) in which the Borrower does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Borrower, then the Borrower shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Lender had all of the Lender’s unconverted portion of the Note outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower (the “Outstanding Note”) been converted as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Lender on the conversion of all or any of the Outstanding Note, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Note then being converted, and (II) the denominator is the amount of the Outstanding Note.

SECTION 2.8 Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

2.8.1 Common Stock Issued at Less Than the Conversion Price. If the Borrower shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price equal to the lowest per share consideration received or to be received by the Borrower in connection with such issuance.

For the purposes of any adjustment of the Conversion Price pursuant to this Section 2.8.1, the following provisions shall be applicable:

2.8.1.1 Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Borrower shall be deemed to be the amount of the cash proceeds received by the Borrower for such Common Stock before deducting there from any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Borrower for any underwriting or otherwise in connection with the issuance and sale thereof.

2.8.1.2 Consideration Other Than Cash. In the case of the issuance of Common Stock (other than upon the conversion of shares of capital stock or other securities of the Borrower) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment.

2.8.1.3 Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(i) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 2.8.1.1 and 2.8.1.2 above), if any, received by the Borrower upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(ii) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Borrower for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Sections 2.8.1.1 and 2.8.1.2), if any, to be received by the Borrower upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(iii) On any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Borrower upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(iv) On the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(v) If the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; (provided, however, that no increase in the Conversion Price shall be made pursuant to subclauses (i) and (ii) of this Section 2.8.1.3.

2.8.2 Excluded Stock. “Excluded Stock” shall mean issuances of Common Stock upon the exercise or conversion of options, warrants or any other convertible security of the Borrower issued as of the date hereof.

2.8.3 Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph (f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

2.8.4 Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this paragraph shall require that an adjustment shall become effective immediately after a record date for an event, the Borrower may defer until the occurrence of such event (A) issuing to the Lender converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to Lender any amount of cash in lieu of a fractional share of Common Stock pursuant to Subsection 2.8.5 of this Section; provided, that, the Borrower upon request shall deliver to such Lender a due bill or other appropriate instrument evidencing such Lender’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

2.8.5 Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided herein, the Borrower shall forthwith file at the principal office of the Borrower, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Borrower shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to Lender at its address appearing on the Borrower’s records. Each such statement shall be signed by the Borrower’s independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph (i).

2.8.6 Notice to Lender. In the event the Borrower shall propose to take any action of the type described in Section 2.8.1, the Borrower shall give notice to Lender, in the manner set forth in this Section 2.8.6, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Note. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

2.8.7 Costs. The Borrower shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any amount of the Note; provided that the Borrower shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Lender or the individual or entity in respect of which such shares are being issued.

Section 2.9 Registration Rights.

2.9.1 Right to Piggyback.

2.9.1.1 If Borrower proposes to register any securities of Borrower under the Securities Act on any registration form (otherwise than for the registration of securities to be offered and sold by Borrower pursuant to (i) an employee benefit plan, (ii) a dividend or interest reinvestment plan, (iii) other similar plans or (iv) reclassification of securities, mergers, consolidations and acquisitions of assets) permitting a secondary offering or distribution, not less than 90 days prior to each such registration Borrower shall give to the Lender written notice of such proposal which shall describe in detail the proposed registration and distribution (including those jurisdictions where registration or qualification under the securities or blue sky laws is intended) and, upon the written request of Lender furnished within 30 days after the date of any such notice, proceed to include in such registration such shares of Borrower owned by Lender (“Piggy-Back Shares”) as have been requested by the Lender to be included in such registration. The Lender shall in its request describe briefly the proposed disposition of such shares of Common Stock. Borrower will in each instance use its best efforts to cause all such Piggy-Back Shares to be registered under the Securities Act and qualified under the securities or blue sky laws of any jurisdiction requested by the Lender, all to the extent necessary to permit the sale or other disposition thereof (in the manner stated in such request) by the Lender.

2.9.1.2 If the managing underwriter, who shall be selected by Borrower advises Borrower in writing that, in its opinion, the inclusion of the Piggy-Back Shares with the securities being registered by Borrower would materially adversely affect the distribution of all such securities, then Borrower will include in such registration (i) the securities Borrower proposes to sell and (ii) the Piggy-Back Shares requested to be included in such registration, on a pro rata basis between Borrower and Lender.

2.9.2. Selection of Underwriter; Participation in Underwritten Registrations. Lender agrees to the selection by Borrower of the underwriter to manage such registration and to execute an underwriting agreement with such underwriter that is in customary form. Lender may not participate in any registration hereunder which is underwritten unless Lender (i) agrees to sell its

Piggy-Back Shares on the basis provided in any underwriting arrangements approved by Borrower, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that Lender shall not be required to make any representations or warranties to Borrower or the underwriters other than representations and warranties regarding the Lender and the Lender’s intended method of distribution.

2.9.3 Withdrawal of Registration. Nothing in this Section shall be deemed to require Borrower to proceed with any registration of its securities after giving the notice as provided herein; provided, however, that Borrower shall pay all expenses incurred pursuant to such notice in accordance with Section 2.9.6

2.9.4 Registration and Qualification Procedures. Whenever Borrower is required by the provisions of this Section to use its best efforts to effect the registration of any of its securities under the Securities Act, Borrower will, as expeditiously as is possible:

(i) prepare and file with the SEC a registration statement with respect to such securities in connection with which Borrower will give Lender, its counsel and accountants the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and will give Lender such access to its books and records and such opportunities to discuss the business of Borrower with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Lender’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and the prospectus current and to comply with the provisions of the Securities Act with respect to the sale of all securities covered by such registration statement whenever the Lender shall desire to sell the same; provided, however, Borrower shall have no obligation to file any amendment or supplement at its own expense more than nine months after the effective date of such registration statement;

(iii) furnish to the Lender such number of copies of preliminary prospectuses and prospectuses and each supplement or amendment thereto and such other documents as they may reasonably request in order to facilitate the sale or other disposition of the securities owned by Lender in conformity with (i) the requirements of the Securities Act and (ii) the proposed method of distribution;

(iv) use its reasonable best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdictions within the United States as the Lender shall reasonably request, and do such other reasonable acts and things as may be required of it to enable the Lender to conclude the sale or other disposition in such jurisdictions of the securities owned by them; provided, however, that Borrower shall not be required to (a) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdiction, (b) subject itself to any material taxation in any such jurisdiction, or (iii) qualify as a dealer in securities;

(v) furnish, at the request of the Lender, on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities become effective, (a) an opinion, dated such date, of counsel representing Borrower for the purposes of such registration, addressed to the underwriters, if any, and to the Lender, covering such legal matters with respect to the registration in respect of which such opinion is being given as the Lender may reasonably request and are customarily included in such opinions, and (b) letters, dated respectively, (1) the effective date of the registration statement and (2) the date such securities are delivered to the underwriters, if any, for sale pursuant to such registration, from a firm of independent certified public accountants of recognized national standing selected by Borrower, addressed to the underwriters, if any, and to the Lender, covering such financial, statistical and accounting matters with respect to the registration in respect of which such letters are being given as the Lender may reasonably request and are customarily included in such letters;

(vi) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders as soon as reasonably practicable, but not later than 16 months after the effective date of the registration statement, an earnings statement covering a period of at least 12 months beginning after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11 (a) of the Securities Act;

(vii) cause all such Piggy-Back Shares to be listed on each securities exchange on which similar securities issued by Borrower are then listed and to be qualified for trading on each system on which similar securities issued by Borrower are from time to time qualified;

(viii) provide a transfer agent and registrar for all such Piggy-Back Shares not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar; and otherwise cooperate with the Lender and the managing underwriter to facilitate the timely preparation and delivery of certificates representing Piggy-Back Shares to be sold and not bearing any restrictive legends, and enable such Piggy-Back Shares to be in such denominations and registered in such names as the managing underwriter may reasonably request at least two business days prior to any sale of Piggy-Back Shares to the underwriters;

(ix) enter into and perform an underwriting agreement with the managing underwriter, if any, containing customary (i) terms of offer and sale of the securities, payment provisions, underwriting discounts and commissions, and (ii) representations, warranties, covenants, indemnities, terms and conditions;

(x) notify the Lender during any time when a prospectus relating to the registration is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Lender promptly prepare and furnish to the Lender a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they are made;

(xi) keep the Lender advised in writing as to the initiation and progress of any registration under this Section.

2.9.5 Holdback Agreements.

2.9.5.1. If any registration pursuant to this Section is in connection with an underwritten public offering, Lender agrees, if so required by the managing underwriter, not to effect any public sale or distribution Piggy-Back Shares (other than as part of such underwritten public offering) during the period beginning 15 days prior to the effective date of such registration statement and ending on the 90th day (or such longer period of time as may be requested by the managing underwriter (which period shall in no event exceed 180 days)) after the effective date of such registration statement; provided, however, that each person that is an officer, director, or beneficial owner of five percent or more of the outstanding shares of Borrower’s Common Shares enters into such an agreement on similar terms.

2.9.5.2 Borrower agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the 15 days prior to or 90 days (or such longer period of time as may be requested by the managing underwriter (which period shall in no event exceed 180 days)) after any underwritten registration pursuant this Section has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-8 or S-4 or any successor or similar forms thereto.

2.9.6. Registration Expenses. If Borrower is required by the provisions of this Section to use its best efforts to effect the registration or qualification under the Securities Act or any state securities or blue sky laws of any of the Piggy-Back Shares, Borrower shall pay all expenses in connection therewith, including (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, (v) expenses of any special audits incident to or required by any such registration or qualification, and (vi) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however. Borrower shall not be liable for (1) any discounts or commissions to any underwriter attributable to Piggy-Back Shares being sold; (2) any stock transfer taxes incurred in respect of the Piggy-Back Shares being sold; or (3) the legal fees of Lender in excess of $5,000.

2.9.7 Indemnification.

2.9.7.1. In connection with any registration or qualification of securities under this Section, Borrower agrees to indemnify the Lender against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or notification or offering circular (as amended or supplemented if Borrower shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information ‘furnished in writing to Borrower by either Lender or any underwriter expressly for use therein.

2.9.7.2. In connection with any registration or qualification of securities under this Section, the Lender agrees to indemnify Borrower and each officer, director and controlling person of Borrower against all losses, claims, damages, liabilities and expenses (including the costs of reasonable investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or notification or offering circular (as amended or supplemented if Lender shall have furnished information for any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished in writing to Borrower by Lender expressly for use therein.

2.9.7.3. Any person entitled to indemnification hereunder will (i) give reasonably prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

2.9.7.4 The indemnification provided for under this Section will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of Piggy-Back Shares.

2.9.7.5 The parties agree to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event indemnification is unavailable for any reason. Such right to contribution shall be in such proportion as is appropriate to reflect the relative fault of and benefits to Borrower on the one hand and the Lender on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits to the indemnifying party and indemnified parties shall be determined by reference to, among other things, the total proceeds received by the indemnifying party and indemnified parties in connection with the offering to which such losses, claims, damages, liabilities or expenses relate. The relative fault of the indemnifying party and indemnified parties shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission or state a material fact, has been made by, or relates to information supplied by, such indemnifying party or the indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The parties hereto agree that it would not be just or equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section. No person found guilty of any fraudulent misrepresentation (within the meaning of Section ll(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

Section 2.10 Borrower’s Right to Convert to Convertible Term Note. Upon 30 days written notice from Borrower to Lender, Borrower shall be entitled to convert the Convertible Revolving Credit Line Note into a Convertible Term Note which shall provide for the repayment of any then outstanding principal balance under the Credit Facility in equal monthly payments of principal together with accrued interest on the outstanding principal balance each month with interest calculated at the Base Rate. The number of monthly payments shall be the difference between 60 months and the number of months that have transpired between the commencement date of the Credit Facility and the date on which Borrower’s election to convert to a Convertible Term Note becomes effective. Upon said date, Borrower shall bring current all accrued interest; shall execute a Convertible Term Note satisfactory in form to Lender containing but not limited to all provisions contained in the Convertible Revolving Credit Note except as modified by this paragraph. All other provisions of this Loan Agreement shall continue in effect. Borrower’s right to exercise this conversion option to a Convertible Term Note shall be expressly contingent upon the written consent of the Guarantor and Guarantor’s acknowledgement that its Guaranty will be applicable to Borrower’s repayment obligations under the Convertible Term Note. Upon Borrower’s election to convert to a Convertible Term Note, Lender shall have no further obligation to advance any further funds to Borrower under the Credit Facility.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1 General Conditions Precedent to Loans. As general conditions precedent to the Lender’s agreements hereunder, all of the following conditions shall be satisfied:

3.1.1 Execution and Delivery of Loan Documents. (a) this Agreement, the Note and the Guaranty Agreement shall have been properly executed and delivered by all parties thereto, as indicated;

(b) the Lender shall have received and, in its sole discretion, approved the following documents, certifications, opinions or other items:

(i) a certificate of Borrower, in form and substance satisfactory to the Lender, given by an authorized officer of such Borrower, accompanied by certified copies of (A) such Borrower’s Articles of Organization, with all amendments thereto, (B) such Borrower’s Operating Agreements, with all amendments thereto, and (C) resolutions of such Borrower’s governing board authorizing all of the transactions contemplated by this Agreement and the other Loan Documents;

(ii) with respect to Borrower, a certificate of good standing issued by the applicable governmental authority in the jurisdiction in which such Borrower is incorporated, and certificates of qualification of such Borrower to transact business in each jurisdiction in which such qualification is required, in each case issued by the appropriate governmental authority;

(iii) an opinion of Borrower’s counsel in form and substance satisfactory to the Lender;

(iv) with respect to the Borrower, current financial statements of the Borrower, in form and substance satisfactory to the Lender;

(v) evidence satisfactory to the Lender that Borrower has all Permits necessary or appropriate for the operation of the Borrower’s facilities.

(c) as of the Closing Date, all legal matters incidental to the Loan shall be satisfactory to the Lender’s counsel;

(d) all costs and expenses, including attorneys’ fees, incurred by the Lender in connection with the establishment of the Credit Facility and the transactions contemplated hereby as of the initial Closing Date shall have been paid by the Borrower but not to exceed $30,000.00 & which fees shall include an origination fee equal to one (1%) percent of the Credit Facility;

(e) the DBED Loan shall have closed prior to or simultaneous to the Closing Date;

(f) the BEDCO Loan shall have closed prior to or simultaneous to the Closing Date; and

(g) Lender shall have received the Guaranty.

Section 3.2 Conditions Precedent to Each Revolving Credit Loan. As conditions precedent to each Revolving Credit Loan, all of the following conditions precedent shall be satisfied as of the time of such disbursement thereof:

(a) the Lender shall have received a request for such Revolving Credit Loan complying with the requirements therefor as set forth in this Agreement;

(b) the representations and warranties given by the Borrower under Article 4 shall be true and correct in all material respects as of the date of the requested Loan, except in any instance in which a contrary fact or circumstance is disclosed in writing to the Lender and the Lender nevertheless agrees in writing to make the requested Revolving Credit Loan.

Section 3.3 Lender May Waive Conditions Without limiting any other provision of this Agreement, the Lender may waive any one or more of the conditions set forth in the preceding provisions of this Article; provided, that no waiver by the Lender of any of the conditions set forth in this Article shall be effective unless such waiver is in writing, is executed by the Lender and specifically refers to this Article and states the condition so waived. No waiver of any condition precedent so given shall constitute a waiver of any other provision of this Agreement or any other Loan Document unless specifically so stated in such written waiver of such condition precedent.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, establish the Credit Line and to make Revolving Credit Loans from time to time, the Borrower expressly makes the representations and warranties set forth below, as of the Effective Date, the Closing Date and as of the date of each Revolving Credit Loan and as of the date the Convertible Term Note is executed (if so elected by Borrower). The Borrower acknowledges the Lender’s justifiable right to rely upon these representations and warranties.

Section 4.1 Organization; Qualification; Subsidiaries; Validity and Enforceability of Loan Documents.

4.1.1 Organization, Etc. Borrower is validly organized under the Laws of Delaware. Borrower is in good standing under the Laws of Delaware and its operations and affairs have been effectively and validly commenced. Borrower is duly empowered, qualified and properly authorized to transact its businesses and affairs in Maryland and in each other jurisdiction in which it is required under applicable Laws, to qualify to conduct business except where failure to so qualify would not result in any Material and Adverse Effect. Borrower has the power to own its properties and conduct its business and affairs. Borrower has the power to enter into this Agreement and the other Loan Documents, and to pay and perform the Obligations and the Borrower’s other agreements under the Loan Documents. Borrower’s entry into the aforesaid documents and the transactions contemplated thereby has been validly and effectively approved by its governing board as may be required by its articles of incorporation, by-laws and applicable Laws. All copies of the articles of incorporation, by-laws, and corporate resolutions of the Borrower submitted to the Lender are true, accurate, and complete and no action has been taken in diminution or abrogation thereof.

4.1.2 Subsidiaries. Borrower has no subsidiaries, other than as specifically disclosed on Schedule 4.1.2 attached hereto, as such Schedule 4.1.2 may be supplemented from time to time upon written notice thereof to the Lender given not less than 15 days in advance of the effectiveness of such supplement.

4.1.3 Validity and Enforceability of Loan Documents. This Agreement and the other Loan Documents to which the Borrower is a party are the valid and binding obligations of the Borrower, as indicated, and are fully enforceable against the Borrower in accordance with their terms.

Section 4.2 Full Disclosure. All information, documents, reports, statements, financial statements, and data submitted by or on behalf of the Borrower in connection with the Borrower’s application for the Credit Line or any extension of credit hereunder, or in support thereof, or as a supplement thereto, are true, accurate, and complete in all material respects and contain no materially false, incomplete or misleading statements, except to the extent that the Borrower, in good faith, believed the applicable statement to be true, complete and not misleading when given, and promptly disclosed in writing all facts known to the Borrower required to make the original statement true and complete in all material respects and not materially misleading; and the Borrower has not failed to disclose any material information which (a) has been requested by the Lender or (b) is known to the Borrower and pertains to the creditworthiness of the Borrower or the enforceability of the Borrower’s obligations in connection with the Credit Line or the extensions of credit hereunder.

Section 4.3 Financial Condition. The financial statements of the Borrower most recently submitted to the Lender fully and fairly reflect the financial condition of the Borrower as of the end of the period covered thereby and the results of operations of the Borrower for such period. The Borrower has no direct or contingent liability or obligation known to the Borrower and not disclosed to the Lender in writing, nor does the Borrower know of any adverse change in the assets, liabilities, properties, business, or condition, financial or otherwise, of the Borrower occurring since the end of the period covered by such financial statements.

Section 4.4 No Litigation, Etc. Except as otherwise set forth in Schedule 4.4, there are no actions, suits, investigations, or proceedings:

(a) pending or, to the knowledge of Borrower, threatened against any Borrower or the assets of Borrower, except any action or suit under which the amount of all damages sought against a Borrower or its assets is such that an adverse determination would not result in any Material and Adverse Effect;

(b) pending or threatened, which call into question the validity or enforceability of this Agreement, or any Loan Document; or

(c) pending or threatened in which a determination adverse to Borrower could result in revocation, suspension, termination, probation, restriction, limitation or non-renewal of any Permit required for the conduct of any Borrower’s business and operations as the same are presently conducted.

In addition to the foregoing, except as otherwise set forth in Schedule 4.4, none of the following exists if a determination adverse to Borrower therein or in respect thereof could result in a Material and Adverse Effect:

(i) any pending or threatened assessment of any penalty or fine (whether civil or criminal),

(ii) any appeal or other proceedings pending before any Governmental Authority or other third party payor regarding any fees, rates, payments or reimbursements.

Section 4.5 No Default Under Existing Indebtedness; Burdensome Provisions. Borrower is not a party to or bound by any agreement or applicable Law which conflicts with any provision of this Agreement or any other Loan Document, or which otherwise would result in any material impairment of any Borrower’s ability to conduct its business, pay the Obligations when and as due and perform its other agreements hereunder.

Section 4.6 Environmental Matters. The Borrower and its respective properties are in compliance with all applicable Environmental Requirements, in all material respects.

Section 4.7 Permits. Borrower has obtained and now holds or maintains all operating licenses and other Permits required under applicable Laws for the lawful operation of Borrower’s business and operations as presently conducted. All Permits (if any) that are required under any applicable Laws for the Borrower’s entry into and performance of this Agreement and the other Loan Documents have been issued and are in full force and effect. No material failure or default (including any event or circumstance which, with the giving of notice, the passage of time, or both, would be a default) has occurred and is continuing with respect to any other Permit.

Section 4.8 Taxes. Borrower: (a) has filed all federal, state and local tax returns and other reports which it is required under applicable Laws to file (subject to extensions obtained in compliance with applicable Laws); (b) has paid or caused to be paid all taxes, assessments and other governmental charges that are currently due and payable. There is no deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on Borrower’s books of account or reflected in the financial statements of the Borrower.

Section 4.9 ERISA. Borrower and each Plan is in compliance in all material respects with all applicable provisions of ERISA.

Section 4.10 Use of Proceeds. No part of the proceeds of any extension of credit under this Agreement will be used, directly or indirectly, for the purposes of purchasing or carrying any “margin stock” (within the meaning of that term under Regulation U). No part of the proceeds of any extension of credit under this Agreement shall be used for any purpose which violates any Laws, including, without limitation, the provisions of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

Section 4.11 Principal Place of Business. Borrower’s principal place of business is located in a Certified Priority Funding Area.

ARTICLE 5 - AFFIRMATIVE COVENANTS

From the date of this Agreement until the last to occur of (a) the termination of the Lender’s agreement to provide Revolving Credit Loans hereunder, and (b) the full and final payment of all of the Obligations, including all sums outstanding under the Note, the Borrower covenants and agrees for the benefit of the Lender that the Borrower shall perform and otherwise comply with each of the following:

Section 5.1 Payment of Obligations. The Borrower shall fully pay all Obligations when and as due, time being of the essence.

Section 5.2 Inspections. The Borrower at all times hereafter shall maintain a standard and modem system of accounting in accordance with GAAP. At all reasonable times and from time to time, the Lender shall have the right to call at the Borrower’s respective places of business, and without hindrance or delay to audit, the Records of the Borrower, and the Borrower shall reimburse the Lender for all reasonable costs of all of such audits, inspections, verifications, copying, and extractions, provided the costs of such audits shall not exceed $5,000.

Section 5.3 Reporting Requirements. The Borrower, at its sole expense, shall furnish to the Lender the financial statements and information described below in this Section.

(a) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, the Borrower shall have prepared (in accordance with GAAP) with respect to such Fiscal Year, and shall provide the Lender with annual financial statements of the Borrower, including a balance sheet as of the last day of such Fiscal Year, a statement of cash flows and an income statement for such Fiscal Year. Such annual financial statements shall be audited by a firm of independent certified public accountants selected by the Borrower, subject to the Lender’s approval, which approval shall not be unreasonable withheld. Each submission of the Borrower’s annual financial statements shall be accompanied by an unqualified certificate of the firm of independent certified public accountants, in form and substance satisfactory to the Lender, unless the Lender specifically and in writing consents to specified qualifications with respect to such certificate. Within 60 days after the last day of each Fiscal Year, the Borrower shall provide the Lender with internally prepared annual financial statements of the Borrower for such Fiscal Year, in form similar to the forms of internally prepared financial statements of the Borrower previously submitted to the Lender.

(b) Quarterly Financial Statements. Within 30 days after the end of each quarter, the Borrower shall provide the Lender with quarterly prepared financial statements of the Borrower, including a balance sheet as of the last day of such quarter, a statement of cash flows and an income statement for such quarter. Such quarterly financial statements shall be compiled by a firm of independent certified accountants selected by Borrower subject to the Lender’s approval.

(c) Certificate of Authorized Officer. Each submission of annual and quarterly financial statements of the Borrower, as aforesaid, shall be accompanied by a certificate of an authorized officer of the Borrower Representative, in form and substance satisfactory to the Lender, which, among other things certifies either (A) that as of the date of such financial statements there has occurred and is continuing no event or circumstance which is or, with the giving of notice, the passage of time, or both, would be an Event of Default under this Agreement, or (B) that such an event or circumstance existed as of the date of such financial statements as particularly described in such certificate and that the Borrower has taken or intends to take action with respect to such event or circumstance as set forth in such certificate.

(d) Tax Returns. Within 90 days after the end of Borrower’s taxable year, Borrower shall deliver to Lender a copy of its federal and any state income tax returns that it is required to file for the immediately preceding taxable year.

(e) Accounts Receivable Aging Report. Within 10 days of the end of each month, Borrower shall provide to Lender a report reflecting all of its outstanding accounts receivable describing in reasonable detail the aging of said accounts receivables.

(f) Inventory Reports. Within 10 days of the end of each month, Borrower shall provide Lender in a format to be reasonably determined by Lender a report of its inventory.

(g) Annual Budget. As soon as available and in any event not later than the beginning of each Fiscal Year of the Borrower, the Borrower shall provide the Lender with a copy of the annual budget of the Borrower for such Fiscal Year, in form and substance satisfactory to the Lender.

(h) Other Information. The Borrower shall also provide such further financial statements, certificates and information as the Lender may reasonably require from time to time.

Section 5.4 Notice of Certain Matters. Promptly (but in any event, within 2 days) after Borrower receives notice or otherwise acquires knowledge of such matter, the Borrower shall give written notice to the Lender of any of the following events or circumstances:

(a) any action, suit, citation, violation, direction, notice or proceeding before any court or governmental body, affecting Borrower or any assets or properties of Borrower which, if determined adversely to Borrower could result in any Material and Adverse Effect;

(b) any default by any party under any material contract to which a Borrower is a party which default may result in a Material and Adverse Effect;

(c) the existence of any condition or event, or the expected existence of any condition or event, which is a Potential Default or an Event of Default.

Section 5.5 Permits And Approvals. Borrower shall obtain, when and as required, and shall thereafter maintain in good standing at all times, all Permits and all other licenses or approvals which are necessary or appropriate for the Borrower to lawfully conduct its business as the same is conducted as of the date hereof. The Borrower, upon request by the Lender from time to time, shall supply the Lender with copies of the aforementioned Permits and other licenses or approvals, and evidence of the good standing and validity of the same.

Section 5.6 Insurance

5.6.1 Property Insurance. The Borrower shall, at all times, obtain and maintain property insurance insuring the Borrower’s respective properties against all risks which are customarily insured under “all-risk” insurance. Such insurance shall be written on forms which are reasonably satisfactory to the Lender and shall be in amounts equal to the greater of (i) the full replacement value of the insured property, and (ii) an amount sufficient to prevent co-insurance liability. All casualty insurance policies shall bear an endorsement prohibiting cancellation, material modification or termination, unless 30 days’ prior written notice thereof is provided to the Lender.

5.6.2 Business Interruption Insurance. The Borrower shall obtain and maintain at all times business interruption or comparable insurance with respect to the Borrower’s respective facilities, in form and substance reasonably satisfactory to the Lender shall be subject to the Lender and, upon the occurrence of any Event of Default, the Borrower shall cause all such proceeds to be paid to the Lender for application in accordance with the Loan Documents.

5.6.3 Commercial Liability and Workers’ Compensation Insurance. The Borrower shall obtain and maintain commercial liability insurance in amounts and upon policy forms reasonably satisfactory to the Lender, insuring against liability of the Borrower for damages (and actions for damages) as a result of any bodily injury, property damage or personal injury, and naming the Lender as an additional insured. In addition, the Borrower shall maintain workers’ compensation insurance in such amounts as are required by applicable law.

5.6.4 Evidence of Insurance; Qualification Of Insurers. The Borrower shall provide the Lender with certificates evidencing the policies of insurance required hereunder and the Lender’s interest therein. Upon request, the Borrower shall provide the Lender with duplicate originals or certified true copies of such policies. The Borrower shall provide the Lender with evidence of each applicable renewal of such policies. The insurers shall each be otherwise reasonably satisfactory to the Lender. The Lender shall use such information as it may deem necessary or appropriate in evaluating the qualifications of any insurer.

Section 5.7 Pension Plans. Borrower shall comply, and shall cause each Plan to comply, with all applicable provisions of ERISA. Without limiting the foregoing, the Borrower shall fund all of their respective Plans in accordance with, and in amounts not less than required by, any applicable minimum funding standards of ERISA. In addition, promptly after Borrower receives notice or otherwise acquires knowledge thereof, the Borrower shall provide the Lender with notice of any taxes, assessments, charges or levies which have been assessed or which Borrower or any ERISA Affiliates of Borrower has reason to believe may be assessed against Borrower or of such ERISA Affiliates by the Internal Revenue Service with respect to any Plan. Within the time required for notice to the PBGC under Section 302(f)(4)(A) of ERISA, the Borrower shall notify the Lender of any Lien arising under Section 302(f) of ERISA in favor of any Plan.

Section 5.8 Payment Of Taxes. The Borrower shall pay or cause to be paid when and as due all taxes, assessments and charges or levies imposed upon Borrower or on any property of Borrower or which Borrower is required to withhold and pay over to the taxing authority or which Borrower must pay on its income.

Section 5.9 Environmental Matters. Borrower shall comply, and shall cause each of its facilities to comply, with all applicable Environmental Requirements. Without limiting the foregoing, Borrower shall not use, produce, transport, dispose of or otherwise handle any Regulated Substances or permit any other Person to do so at or from any of its facilities except in the ordinary course of such Borrower’s business and in compliance with all applicable Environmental Requirements.

The Borrower shall indemnify and hold harmless the Lender from all loss, liability, damage, reasonable costs and expenses (including, but not limited to, reasonable legal fees), fines, or other penalties or payments, for failure of any other property owned or leased by Borrower to comply in all material respects with all Environmental Requirements. The provisions of this Section shall survive the payment and satisfaction of the Obligations and the termination of this Agreement.

Section 5.10 Existence, Etc. Borrower shall maintain its existence in good standing in the jurisdiction in which it is organized and shall maintain its qualification to transact business in each jurisdiction where it is required to register or qualify to do business.

Section 5.11 Compliance With Laws. Except in any instance in which failure to so comply could not result in any material impairment of Borrower’s ability to conduct its business, pay the Obligations when and as due and perform the Borrower’s other agreements hereunder, Borrower shall fully comply with all applicable Laws with respect to: (a) any restrictions, specifications, or other requirements pertaining to products that it sells or to the services it performs; (b) the conduct of its business; (c) the use, maintenance, and operation of the real and personal properties owned or leased by it in the conduct of its business; and (d) the obtaining of all Permits necessary or appropriate to engage in its business.

Section 5.12 Change Of Location. The Borrower shall provide the Lender at least 30 days advance written notice of any change in the location of the principal place of business of the Borrower; provided, however that the Borrower shall not move its principal place of business to a location that is not in a certified Priority Funding Area.

Section 5.13 Drug and Alcohol Free Workplace. The Borrower shall (i) comply with the State of Maryland’s policy concerning drug and alcohol free workplaces, as set forth in COMAR 01.01.1989.18 and 21.11.08 and (ii) remain in compliance with such policy at all times while the Obligations are outstanding.

Section 5.14 Non-Discrimination Policy. The Borrower agrees that it (i) will not discriminate on the basis of race, color, sex, religion, or national or ethnic origin in its hiring of contractors to carry out any portion of the project funded by proceeds of the Credit Facility and (ii) will contractually prohibit its contractors from engaging in such discrimination in the hiring of subcontractors to carry out any portion of the project funded by the proceeds of the Credit Facility.

Section 5.15 Payments to Maintain Guaranty. Borrower agrees to pay upon ten (10) days written notice from Lender such amounts as the Guarantor charges Lender for the creation, maintenance and extension of this Guaranty.

Section 5.16 Advancements. If the Borrower fails to perform or cause to be performed any of the agreements of the Borrower under this Agreement, the Lender, after 5 days advance notice may make advances to perform the same on behalf of the Borrower, and all sums so advanced shall immediately upon advancement become part of the principal amount owed to the Lender with interest to be assessed at the Default Rate. The Borrower shall repay on demand all sums so advanced on Borrower’s behalf, plus any expenses or costs incurred by the Lender, including reasonable attorneys’ fees, with interest thereon at the Default Rate. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the

Lender upon an Event of Default. Anything contained herein to the contrary notwithstanding, the authorization contained in this Section shall impose no duty or obligation on the Lender to perform any action or make any advancement on behalf of the Borrower and is for the sole benefit and protection of the Lender.

Section 5.17 Further Assurances And Power Of Attorney. The Borrower shall execute from time to time such other and further documents, which in the opinion of the Lender or the Lender’s counsel, may be necessary to confirm, establish, reestablish, continue, or complete the Obligations, and the purposes and intentions of this Agreement, it being the intention of the Borrower to provide hereby a full and absolute warranty of further assurance to the Lender. If Borrower fails to execute any such document requested by the Lender within five (5) Business Days after being requested in writing to do so by the Lender, Borrower hereby appoints the Lender or any officer of the Lender as the Borrower’s attorney in fact for purposes of executing such documents in the Borrower’s name, place and stead, which power of attorney shall be considered as coupled with an interest and irrevocable.

ARTICLE 6 - NEGATIVE COVENANTS

From the date of this Agreement until the last to occur of (a) the termination of the Lender’s agreement to provide the Revolving Credit Loans, and (b) the full and final payment of all of the Obligations, including those under the Convertible Term Note (if so elected by Borrower) the Borrower covenants and agrees for the benefit of the Lender that the Borrower shall perform and otherwise comply with each of the following covenants except in any instance in which the Lender specifically and in writing consents, which consent shall be in Lender’s sole discretion, to any nonperformance or noncompliance:

Section 6.1 Restriction Against Merger, Etc.

6.1.1 Restriction Against Merger; Disposition of Substantially All Assets. Borrower shall not enter into any merger or consolidation with any other Person, nor shall any Borrower enter into any reorganization or recapitalization, other than any transaction permitted pursuant to Section 6.7 hereof.

6.1.2 Restriction Against Other Businesses. Borrower shall not engage in any businesses other than the operation of its facilities and businesses substantially in the manner as conducted as of the date hereof, and such other related and ancillary business as may be necessary or appropriate to facilitate such operations.

6.1.3 Restriction Against Discontinuance Of Business Operations. Borrower shall not discontinue any material portion of its operations.

6.1.4 Restriction Against Changes in Management. There shall be no change in the management of the Borrower, without the written consent of the Lender, which shall not be unreasonably withheld, it being agreed by the Borrower that, in each instance reasonably permitted by the applicable circumstances, the Borrower shall notify the Lender in advance of any proposed change in management (including any removal, appointment, replacement or other change any of Borrower’s executive officers) and in each other circumstance the Borrower shall notify the Lender of the change promptly upon the occurrence of the same.

Section 6.2 Restriction Against Encumbrance Of Assets. Borrower shall not mortgage, pledge, grant or permit to exist any Lien upon any of its assets, now owned or hereafter acquired except Permitted Liens.

Section 6.3 Restriction Against Change of Location. Borrower shall not change the location of any substantial portion of its operations, its chief executive office, Borrower’s Records, or any other substantial portion of its properties.

Section 6.4 Restriction Against Additional Indebtedness. Borrower shall not incur, create, assume, or permit to exist any Indebtedness, other than:

(a) the Obligations;

(b) unsecured trade Indebtedness incurred by such Borrower in the ordinary course of such Borrower’s business;

(c) Long-term indebtedness shown on the balance sheet of the Borrower included in the financial statements of the Borrower for the period ending June 30, 2004

(e) The BEDCO Loan and the DEED Loan.

Without limiting the foregoing, Borrower shall not incur or permit to exist any Indebtedness which shall cause any non-compliance with any other agreement of the Borrower hereunder.

Section 6.5 Restriction Against Loans And Investments. Borrower shall not make any advance, loan, investment, purchase of stock, or material acquisition of assets except as described in the following provisions of this Section or as otherwise permitted pursuant to this Agreement. Provided, that no Event of Default or Potential Default has occurred and is continuing or would result from such transaction, the Borrower may: (a) make purchases of operating assets in the ordinary course of business; (b) make prudent investment, in the ordinary course of its business, of any funds held in excess of the amount necessary to meet the current cash requirements of the Borrower’s operations in: (i) certificates of deposit issued by institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (or any successor thereto), (ii) marketable securities of investment quality similar to that customarily invested in by Persons in similar circumstances as the Borrower having facilities similar to those of the Borrower, or (iii) any combination of the foregoing; and (c) make other investments consented to by the Lender in its discretion from time to time upon request by the Borrower.

Section 6.6 Transactions With Affiliates. Borrower shall not make any sale to, purchase from, or contract for the performance of any services by or for, any Affiliate of the Borrower except on terms which are at least as favorable to the Borrower as terms which would fairly represent generally available terms to be obtained in transactions of a similar nature with independent third Persons.

Section 6.7 Restriction Against Acquisition Of Third Person. Borrower shall not form or acquire any subsidiary or acquire any stock in, or all or substantially all of the assets of, any other Person; provided, however that the foregoing shall not be construed to restrict the Borrower from making prudent investment of its respective funds in investment securities from time to time as permitted under subsection 6.5 above; and further provided, that the Lender shall not unreasonably withhold its consent to any transaction in which the Borrower, directly or indirectly acquires a third Person or substantially all of the assets of a third Person whose business is similar to that of the Borrower, but only if (a) the consideration for such acquisition paid to such third Person or its shareholders or other owners consists solely of stock interests in the Borrowers or a subsidiary of a Borrower, and then only if, after giving effect to the issuance of such membership interests, no change of control with respect to Borrower shall have occurred, and (b) the Borrower shall have provided the Lender with financial statements of the acquisition target, as well as a proforma consolidated balance sheet of the Borrower and the acquisition target giving effect to the acquisition, and projections of operations, all reasonably satisfactory to the Lender and, based on such financial statements, proforma financial statements and projections, the Borrower reasonably determines (subject to the Lender’s right to object thereto within a reasonable time after submission of all applicable information, which objection shall not be unreasonably made) the Borrower’s needs for working capital financing or other liquidity is not increased by reason of such acquisition or any transaction contemplated thereby.

Section 6.8 No Assignment. The Borrower shall not assign or attempt to assign this Agreement, and any attempted assignment without the prior written consent of the Lender shall be void.

Section 6.9 Accuracy of Certificates and Documents. Borrower shall not furnish the Lender any certificate or other document that contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

ARTICLE 7 - DEFAULT; REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an Event of Default) and immediately shall entitle the Lender to exercise any one or more of its rights and remedies arising as a result thereof, whether available under this Agreement, any other Loan Document or otherwise:

(a) the occurrence of any of the following:

(i) any failure by the Borrower to pay, when and as the same becomes due, any monthly payment of interest on the Revolving Credit Loan or any mandatory payment or prepayment required pursuant to this Agreement to be made on the Revolving Credit Loans, unless such failure is cured within 5 business days after the due date of such payment or prepayment, or under the Convertible Term Note (if so elected by Borrower).

(ii) any failure by the Borrower to fully pay on the Termination Date all amounts outstanding on account of the Credit Line, including the principal of all of the Revolving Credit Loans, interest thereon and fees with respect thereto, or

(iii) any failure by the Borrower to pay any other amount which becomes due on account of the Obligations, unless such failure is cured within five business days after notice thereof from the Lender to the Borrower;

(b) any material failure of any matter represented or warranted by the Borrower in this Agreement to be as so represented or warranted as of the date such representation or warranty is made or deemed made;

(c) the occurrence of any of the following:

(i) the filing by Borrower of any petition instituting a voluntary case under the United States Bankruptcy Code, or any other petition or pleading seeking an order for relief, reorganization, composition, readjustment, liquidation or similar relief under the United States Bankruptcy Code or any other present or future law or regulation,

(ii) the filing by Borrower of any petition or pleading or the taking of other action seeking, consenting to, or acquiescing in the appointment of any trustee, receiver or liquidator of such Borrower or any material portion of its assets, or

(iii) the making by Borrower of a general assignment for the benefit of creditors, or the insolvency of the Borrower or the admission by Borrower that it is unable to pay its debts generally as they become due;

(d) the filing against Borrower of a petition or other pleading seeking an order for relief, reorganization, composition, readjustment, liquidation or similar relief under the United States Bankruptcy Code or any other present or future law or regulation, and the same shall not have been unconditionally dismissed within 60 days after the filing of such petition or other pleading; or the entry of any order for relief or similar order in any action, case or proceeding instituted by any petition or other pleading described in the foregoing provisions of this item (e);

(e) the Borrower shall suffer (i) final judgments for the payment of money, (ii) any one or more order or determination that such Borrower is liable to any third party Payor for recoupment, or (iii) assessment of any penalty or fine (whether civil or criminal), or any combination of the foregoing, aggregating in excess of $25,000.00, and the Borrower shall not discharge the same within a period of thirty (30) days;

(f) any material and adverse change shall occur in the financial condition of Borrower from that indicated on the most recent financial statements submitted to and approved by the Lender as of the date of this Agreement, as determined in good faith by the Lender;

(g) any failure by Borrower to pay upon the maturity thereof any Indebtedness owed to any Person other than the Lender if such Indebtedness is outstanding in a principal amount of $25,000.00 or more, or any default by any Borrower under any such Indebtedness if such default results in the acceleration of the maturity of such Indebtedness;

(h) any breach or failure by the Borrower to comply with any of the covenants set forth in Article 6;:

(i) if Borrower is enjoined or restrained or in any way prevented by court order from conducting its business substantially as such business is presently conducted;

(j) any Loan Document or any material provision thereof shall cease to be in full force and effect in accordance with its terms, or Borrower shall, or shall purport to, terminate, revoke, repudiate, declare voidable or void or otherwise contest the validity or enforceability of any Loan Document or material provision thereof or any of the Obligations;

(k) any default by Borrower under any of Borrower’s agreements under the other Loan Documents, unless such default is cured within any cure period applicable thereto; or

(l) any breach or failure to comply with any of the Borrower’s agreements under this Agreement hereof not specifically addressed in the foregoing provisions of this Article, if such breach or failure continues for a period of 30 days after notice thereof from the Lender to the Borrower; provided, that if with respect to any such event or circumstance another provision of this Agreement or another Loan Document specifically provides a cure period different from that set forth in this Section, such other, specifically provided cure period shall be the sole cure period applicable.

(m) any default under the BEDCO loan by Borrower,

(n) any default under the DBED loan by Borrower.

Section 7.2 Certain Rights And Remedies. In addition to all other rights and remedies provided in the Loan Documents or otherwise available at law or in equity, the Lender, on the occurrence of any Event of Default, may proceed pursuant to this Section 7.2. The Lender may do any or all of the following, simultaneously, successively or in such order and number as the Lender shall select:

(a) terminate the Lender’s agreement to provide the Revolving Credit Loans;

(b) accelerate and call due the unpaid principal balance of the Revolving Credit Loans, all accrued interest thereon and all other outstanding Obligations;

(c) impose the Default Rate of interest;

(d) file suit or confess judgment against the Borrower on this Agreement or any other Loan Document executed by Borrower; and

(e) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Loan Documents, whether or not a remedy at law exists or is adequate.

In the event of any occurrence described in item (e) of Section 7.1 hereof, the Borrower shall have no right to obtain any loan or advance hereunder, even if no other Event of Default exists and the 30 day period described in such item (e) has not expired.

Section 7.3 Automatic Acceleration. If any Event of Default described in item (d) or item (e) of Section 7.1 occurs, the Obligations shall be automatically accelerated and due and payable and the Default Rate shall automatically apply as of the date of the occurrence of such Event of Default, without any notice, demand or action of any type on the part of the Lender (including any action evidencing the acceleration or imposition of the Default Rate of interest).

Section 7.4 Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Loan Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 7.5 Proof Of Sums Due On Loans. In any action or proceeding brought by the Lender to collect the sums owed on account of the Obligations, a certificate signed by an officer of the Lender setting forth the unpaid balances of principal, and any accrued interest, default interest, attorneys’ fees, late charges and other expenses owed on account of the Obligations shall be presumed correct absent manifest error and shall be admissible in evidence for the purpose of establishing the truth of what it asserts. The accuracy of the figures set forth in any such certificate shall be presumed correct, absent manifest error.

Section 7.6 Obligations Of Borrower Unconditional. The payment of the Obligations and the performance under all of the Borrower’s agreements under the Loan Documents shall be the absolute and unconditional duty and obligation of the Borrower, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which Borrower might otherwise have against the Lender, and the Borrower shall pay absolutely all payments of principal, interest, fees and other amounts to be paid on account of the Obligations, free of any deduction and without abatement, diminution or set-off.

ARTICLE 8 - GENERAL CONDITIONS AND TERMS

Section 8.1 Notices. Any notice required or permitted by or in connection with this Agreement shall be in writing (except where this Agreement specifically authorizes oral or telephonic notice) and shall be made by facsimile (confirmed on the date the facsimile is sent by one of the other methods of giving notice provided for in this Section) or by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the Lender or the Borrower, as the case may be, at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the Lender or the Borrower. Notice shall be considered given as of the date of the facsimile or the hand delivery, one (1) Business Day after delivery to Federal Express or similar overnight delivery service, or three (3) Business Days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish the fact that notice was given as provided herein. If notice is tendered pursuant to the provisions of this Section and is refused by the intended recipient thereof, the notice, nevertheless, shall be considered to have been given and shall be effective as of the date herein provided.

If to the Lender:

The Shaar Fund, Ltd.

Kaya Flamboyam 9

Curacao

Netherlands Antilles

599-9-732-2222

599-9-732-2225 (Fax)

with copies to:

Levinson Capital Management, LLC

350 Fifth Avenue

Suite 2210

New York, New York 10118

and

Meltzer, Lippe, Goldstein & Breitstone, LLP

190 Willis Avenue

Mineola, New York 11501

Attention: Ira Halperin, Esq.

(516) 747-0300

(516) 747-0653 (Fax)

If to the Borrower:

Univec, Inc.

4810 Seton Drive

Baltimore, Maryland 21215

(410) 347-9959

(410) 347-1542 (fax)

With a Courtesy Copy To:

McKennon Shelton & Henn LLP

401 East Pratt Street

Suite 2315

Baltimore, Maryland 21202

Any failure by the Lender to send the above courtesy copy shall in no way impair the validity or effectiveness of any notice given by the Lender to the Borrower as provided herein.

Section 8.2 Amendments and Waivers. The Lender and the Borrowers may from time to time enter into amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties; provided, that no such amendment, extension, supplement or replacement shall be effective unless in writing and executed by each party to be bound thereby. The Lender may from time to time waive the Borrower’s compliance with or performance of their agreements under any of the Loan Documents. No failure or delay by the Lender in the exercise or enforcement of any of its rights under any Loan Document shall be a waiver of such right nor shall a single or partial exercise or enforcement thereof preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right; no waiver of any of the Lender’s rights under any of the Loan Documents shall be effective unless it is in writing and is signed by the Lender, and no such waiver shall constitute, unless specifically so expressed by the Lender in writing, a future waiver of performance or exact performance by the Borrowers. Each waiver of an Event of Default given by the Lender shall be deemed to cure such Event of Default, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right or remedy arising thereon.

Section 8.3 Fees and Expenses. The Borrower shall pay all reasonable costs and expenses incurred by the Lender (including the reasonable fees and expenses of counsel) in connection with the Credit Facility, including all such fees and expenses incurred in connection with:

(a) the preparation, negotiation, execution and delivery of all of the Loan Documents which expenses therefore shall not exceed $25,000.00 and shall be payable on the Closing Date;

(b) the protection, preservation, exercise or enforcement of any of the rights of the Lender in, under or related to the Loan Documents;

(c) defending or prosecuting any actions, suits or other proceedings relating to the Loan Documents; and

(d) an audit by Lender of Borrower’s financial records at anytime upon 48 hours notice provided the cost of said audit shall not exceed $5,000.

In addition to the foregoing, Lender shall have fully earned and Borrower shall unconditionally pay to Lender an origination fee equal to one (1%) percent of the Credit Facility, which amount shall be paid to Lender on the initial Closing Date. All such costs and expenses shall be payable by the Borrower to the Lender upon demand or as otherwise agreed by the Lender, and shall constitute a part of the Obligations. The Borrower shall hold the Lender harmless from and against any and all claims or liabilities (now existing or hereafter arising) with respect to the foregoing or resulting from any delay or failure in the payment of the same. The Borrower’s duty to pay such amounts shall survive the termination of the Lender’s agreements hereunder and the payment and satisfaction of the Obligations.

Section 8.4 Incorporation: Construction Of Inconsistent Provisions. The terms and conditions of the Loan Documents are incorporated by reference and made a part hereof, as if fully set forth herein. In the event of any inconsistency between this Agreement and any other Loan Document, the provisions of this Agreement shall be controlling.

Section 8.5 Continuing Obligation Of Borrower. The terms, conditions, and covenants set forth herein and in the other Loan Documents shall survive Closing and shall constitute a continuing general obligation of the Borrowers until the last to occur of full payment and satisfaction of the Obligations and the termination of the Lender’s agreement to provide the Loans.

Section 8.6 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their successors and assigns.

Section 8.7 Final Agreement. This Agreement and the other Loan Documents contain the final and entire agreement and understanding of the parties, and any terms and conditions not set forth in this Agreement or the other Loan Documents are not a part of this Agreement and the understanding of the parties hereto.

Section 8.8 Severability. In case any one or more of the provisions contained in this Agreement or the other Loan Documents should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not be affected or impaired in any other jurisdiction, nor shall the remaining provisions contained herein and therein in any way be affected or impaired thereby.

Section 8.9 Choice Of Law. The laws of the State of New York (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Agreement and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Agreement and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this Agreement or which occurred or were to occur as a direct or indirect result of this Agreement having been executed.

Section 8.10 Consent To Jurisdiction; Agreement As To Venue. Each party irrevocably consents to the exclusive jurisdiction of the federal and state courts located in New York County, New York. Any action brought by any party hereto which is based, directly or indirectly, on this Agreement or any other Loan Document or any matter in or related to this Agreement or any other Loan Document, including but not limited to the making of the Loans or the administration or collection thereof shall be brought only in the said courts. Each party waives any right to object to the maintenance of a suit in said court on the basis of improper venue or of inconvenience of forum. The Borrower acknowledges and agrees that the choice of forum contained in this Section shall not be deemed to preclude the enforcement of any judgment obtained hereunder or under any other Loan Document in any forum or the taking of any action under the Loan Documents to enforce the same in the appropriate jurisdiction.

Section 8.11 Effective Date. This Agreement shall be effective as of the date indicated on the first page hereof as the effective date, independent of the date of each parties’ execution or delivery hereof.

Section 8.12 Counterparts. This Agreement and each amendment hereto may be executed in counterparts, each of which, considered together, shall constitute one agreement. This Agreement shall become binding upon the parties when each party has executed and delivered at least one executed counterpart hereof or the signature page hereto. Such counterparts may be delivered by telecopier.

Section 8.13 Waiver Of Trial By Jury. Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by either party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Loan or any event, transaction, or occurrence arising out of or in any way connected with the Loan, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING. This Section is a specific and material aspect of this Agreement among the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first above written, with the specific intention of creating an instrument under seal.

BORROWER:

UNIVEC, INC.

By:	/s/ David Dalton
Name:	David Dalton
Title:	President

LENDER:

THE SHAAR FUND, LTD.

By:	/s/ Illegible
Name:	InterCaribbean Services Ltd.
Title:	Director

EXHIBIT A TO LOAN AGREEMENT

REQUEST FOR REVOLVING CREDIT LOAN

Reference is made to that certain Loan Agreement dated as of July 23, 2004, (as amended, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Loan Agreement”) by and between UNIVEC, INC. (the “Borrower”) and THE SHAAR FUND, LTD. (“Lender”).

The Borrower, by the undersigned Borrower Representative, hereby requests that the Lender make a Revolving Credit Loan to the Borrower on July 23, 2004 in the principal amount of $500,000.

The undersigned, for and on behalf of the Borrower, hereby certifies that:

(i) the Borrower has performed and complied with all agreements and conditions contained in the Loan Agreement and the other Loan Documents which are required to be performed or complied with by them before the making of a Revolving Credit Loan; and

(ii) The representations and warranties of the Borrower contained in Article 4 of the Loan Agreement and in any other Loan Documents and otherwise made in writing by, or on behalf of, the Borrower pursuant to the Loan Agreement are true and correct in all material respects as of the date hereof and as of the time of the disbursement of the requested Revolving Credit Loan.

All capitalized terms used herein as defined terms will have the meanings given them in the Loan Agreement.

Dated the 23rd day of July, 2004.

UNIVEC, INC.

/s/ Illegible	By:	/s/ David Dalton
	Name:	David Dalton
	Title:	President

RELEASE

For and in consideration of the obligations of THE SHAAR FUND, LTD. (“SHAAR”) under Loan Agreement, dated as of July 23, 2004, by and between UNIVEC, INC. (“UNIVEC”) and SHAAR, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, UNIVEC, individually and derivatively and on behalf of its predecessors, successors, affiliates, subsidiaries, heirs, trustees, officers, directors, agents, representatives, consultants, administrators and assigns (hereinafter individually and collectively referred to as the “UNIVEC Releasing Parties”), hereby release, acquit, and discharge, individually and collectively, SHAAR, its subsidiaries, affiliates, advisors, including, without limitation, Shaar Advisory Services, N.V., Levinson Capital Management LLC, Cita Investments Israel Ltd., and all of Shaar’s officers, directors, partners, members, shareholders, employees, consultants, attorneys, representatives, agents, predecessors, successors, assigns, heirs, executors, administrators and personal representatives, including, without limitation, Sam Levinson and Uri Wolfson (hereinafter individually and collectively referred to as the “SHAAR Released Parties”) of and from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, specialties, bonds, bills, covenants, contracts, agreements, promises, damages, judgments, debts, dues, sums of money, obligations, liabilities, controversies, costs, expenses, attorneys’ fees, executions, claims, rights and demands whatsoever, whether known or unknown, asserted or unasserted, actual or potential, individual or joint, direct or indirect, fixed or contingent, in law, admiralty or equity, of every kind and nature whatsoever, which the UNIVEC Releasing Parties ever had, now have, or hereafter can, shall, or may have, or claim to have, against the Shaar Released Parties, for, upon, or by reason of any matter, cause of action, or thing, whatsoever from the beginning of the world to the date hereof (collectively, the “Shaar Released Claims”). The Shaar Released Claims include, without limitation, any claims for breach of express or implied contract, breach of implied misrepresentation, negligence, negligent misrepresentation, breach of fiduciary duty, actual or constructive fraud, including, without limitation, common law fraud or fraud or manipulation asserted under any statutory theory under any federal or state law and including, without limitation, under any theory of primary, secondary or control person liability, estoppel, defamation, conspiracy, business or economic interference, violation of any federal or state securities law, rule or administrative regulation, violation of public policy and including for attorneys’ or other professional fees.

This RELEASE may not be changed orally.

IN WITNESS WHEREOF, RELEASOR has duly executed this Release as of the 23rd day of July, 2004.

UNIVEC, INC.

By:	/s/ David Dalton
Name:	David Dalton
Title:	President